Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
    or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
January 27, 2022

CULLEN/FROST REPORTS 4th QUARTER AND 2021 ANNUAL RESULTS
Board declares first quarter dividend on common and preferred stock, and authorizes $100 million stock repurchase program

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported fourth quarter and full year results for 2021. Net income available to common shareholders for the fourth quarter of 2021 was $99.4 million, or $1.54 per diluted common share, compared to $88.3 million, or $1.38 per diluted common share for the fourth quarter of 2020. For the fourth quarter of 2021, returns on average assets and average common equity were 0.81 percent and 9.26 percent, respectively, compared to 0.86 percent and 8.55 percent for the same period in 2020.

The company also reported 2021 annual net income available to common shareholders of $435.9 million, an increase of 34.7 percent compared to 2020 earnings available to common shareholders of $323.6 million. On a per-share basis, 2021 earnings were $6.76 per diluted common share compared to $5.10 per diluted common share reported in 2020. For the year 2021, returns on average assets and average common equity were 0.95 percent and 10.35 percent respectively, compared to 0.85 percent and 8.11 percent reported in 2020.

“In the fourth quarter and throughout 2021, we continued executing on our organic growth strategy by opening new locations, preparing for the Dallas expansion that's now under way, working to once again make mortgage loans, and helping more than 30,000 PPP borrowers through the loan forgiveness process,” said Phil Green, Cullen/Frost chairman and CEO. “This strategy plus the outstanding dedication of our Frost bankers led to an acceleration in linked-quarter growth in loans excluding PPP, and puts us in a strong position as we move into the new year.”

For the fourth quarter of 2021, net interest income on a taxable-equivalent basis was $264.0 million, down 0.6 percent compared to the same period in 2020. Average loans for the fourth quarter of 2021 decreased $2.0 billion, or 10.9 percent, to $16.0 billion, from the $17.9 billion reported for the fourth quarter a year earlier, and decreased 1.3 percent compared to the third quarter of 2021. Excluding PPP loans, fourth quarter average loans of $15.4 billion represented a 2.4 percent increase compared to the fourth quarter of 2020 and a 3.8 percent increase compared to the third quarter of 2021. Average deposits for the quarter were $41.0 billion, an increase of 20.2 percent, or $6.9 billion, compared to $34.1 billion in last year's fourth quarter.

For 2021, average total loans were $16.8 billion, a decrease of approximately $394.8 million, or 2.3 percent, from the $17.2 billion reported the previous year. Excluding PPP loans, 2021 average loans of $14.9 billion represented a 0.6 percent decrease compared to 2020. Average total deposits for 2021 were $38.5 billion, up 22.4 percent, or $7.0 billion, compared to the $31.4 billion reported in 2020.

Noted financial data for the fourth quarter:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios for Cullen/Frost at the end of the fourth quarter of 2021 were 13.13 percent, 13.70 percent, and 15.45 percent, respectively. Current capital ratios continue to be in excess of well-capitalized levels and exceed Basel III requirements.
•Net interest income on a tax-equivalent basis was $264.0 million for the fourth quarter of 2021, a decrease of 0.6 percent compared to the $265.7 million reported for the fourth quarter of 2020. The net interest margin was 2.31 percent for the fourth quarter of 2021 compared to 2.82 percent for the fourth quarter of 2020 and 2.47 percent for the third quarter of 2021.
•Non-interest income for the fourth quarter of 2021 was $109.1 million, up $17.7 million, or 19.4 percent, from the $91.3 million reported a year earlier. During the fourth quarter, we recorded a $9.7 million gain on the exchange of a branch facility. Excluding the gain on this transaction, non-interest income for the fourth quarter of 2021 would have been up $8.0 million, or 8.7 percent, compared to the fourth quarter of 2020. Other non-interest income increased $8.9 million or 66.7 percent compared to the fourth quarter of 2020, primarily driven by the $9.7 million gain on the above-mentioned exchange transaction. Trust and investment management fees increased by $6.2 million, or 19.1 percent, compared to the fourth quarter of 2020. The increase in trust and investment management fees was primarily the result of a $3.7 million increase in investment management fees, a $1.7 million increase in oil and gas fees and a $1.3 million increase in estate fees. Service charges on deposits increased $1.4 million, or 6.7 percent, compared to the fourth quarter of 2020, mainly driven by a $1.4 million increase in commercial service charges related to treasury management services.
•Non-interest expense for the fourth quarter of 2021 was $238.6 million, up $15.7 million, or 7.0 percent, compared to the $222.9 million reported for the fourth quarter of 2020. Non-interest expense for the fourth quarter was impacted by a $5.5 million contribution to the Frost Charitable Foundation and $4.2 million of asset write-offs during the fourth quarter of 2021. Excluding these two items, total non-interest expense for the fourth quarter of 2021 would have increased by $5.9 million, or 2.7 percent compared to the fourth quarter of 2020. Other non-interest expense increased by $9.7 million or 21.5 percent compared to the fourth quarter of 2020, primarily driven by the increase in donations expense and the asset write-offs mentioned above. Employee benefits expense increased by $3.3 million compared with the fourth quarter of 2020. The increase in employee benefits expense was primarily related to a $3.0 million increase in discretionary benefit plan expense. Technology, furniture and equipment expense was up $766,000 or 2.8 percent compared to the fourth quarter of 2020. The increase was primarily related to increases in cloud services expense (up $1.2 million) and depreciation of furniture and equipment (up $600,000) partly offset by a decrease in software maintenance (down $1.3 million).
•For the fourth quarter of 2021, the company did not report a credit loss expense, and reported net charge-offs of $2.8 million. For the fourth quarter of 2020, the company reported a $13.8 million credit loss expense and reported net charge-offs of $13.6 million. The allowance for credit losses on loans as a percentage of total loans was 1.52 percent at December 31, 2021, compared to 1.58 percent at September 30, 2021 and 1.51 percent at year-end 2020. Excluding PPP loans, which carry a guarantee from the SBA, the allowance for credit losses on loans as a percentage of total loans was 1.56 percent at the end of the fourth quarter of 2021, compared to 1.67 percent at September 30, 2021 and 1.75 percent at year-end 2020. Non-accrual loans were $53.7 million at year end, compared to $57.1 million the previous quarter, and $61.4 million at year-end 2020.

The Cullen/Frost board declared a first-quarter cash dividend of $0.75 per common share, payable March 15, 2022 to shareholders of record on February 28 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on March 15, 2022, to shareholders of record on February 28 of this year.
In addition, the Corporation's board of directors authorized a new $100.0 million stock repurchase plan. Under the plan, shares may be repurchased over a one-year period from time to time at various prices in the open market or through private transactions.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, January 27, 2022, at 1:00 p.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 877-709-8150. Playback of the conference call will be available after
5:00 p.m. CT on the day of the call until midnight Sunday, January 30, 2022 at 877-660-6853, with the Conference ID# of 13725840. A replay of the call will also be available by webcast at the URL listed below after 5:00 p.m. CT on the day of the call.
Cullen/Frost investor relations website: https://investor.frostbank.com/
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $50.9 billion in assets at December 31, 2021. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Volatility and disruption in national and international financial and commodity markets.
•Government intervention in the U.S. financial system.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which we and our subsidiaries must comply.
•The soundness of other financial institutions.
•Political instability.
•Impairment of our goodwill or other intangible assets.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowings and savings habits.
•Changes in the financial performance and/or condition of our borrowers.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Changes in our liquidity position.
•Changes in our organization, compensation and benefit plans.
•The impact of the ongoing COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Our success at managing the risks involved in the foregoing items
Further, statements about the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$240,708	$246,122	$257,156	$240,881	$242,246
Net interest income (1)	264,049	269,321	279,997	263,949	265,721
Credit loss expense	—	—	—	63	13,756
Non-interest income:
Trust and investment management fees	38,425	37,381	37,874	35,314	32,270
Service charges on deposit accounts	22,234	21,216	19,849	19,993	20,830
Insurance commissions and fees	11,714	11,748	10,773	17,313	11,704
Interchange and card transaction fees	4,237	4,490	4,641	4,093	3,746
Other charges, commissions and fees	10,107	9,785	8,640	8,304	9,427
Net gain (loss) on securities transactions	69	—	—	—	—
Other	22,270	8,569	9,470	8,219	13,360
Total non-interest income	109,056	93,189	91,247	93,236	91,337

Non-interest expense:
Salaries and wages	105,541	99,463	97,035	93,458	104,843
Employee benefits	19,189	21,576	18,728	22,536	15,852
Net occupancy	27,435	27,208	26,650	26,051	26,822
Technology, furniture and equipment	28,230	28,494	27,998	28,016	27,464
Deposit insurance	3,339	3,088	2,877	2,928	2,706
Intangible amortization	153	157	185	202	208
Other	54,708	38,017	41,781	36,951	45,017
Total non-interest expense	238,595	218,003	215,254	210,142	222,912
Income before income taxes	111,169	121,308	133,149	123,912	96,915
Income taxes	10,148	13,333	15,081	7,897	8,645
Net income	101,021	107,975	118,068	116,015	88,270
Preferred stock dividends	1,669	1,668	1,669	2,151	—
Net income available to common shareholders	$99,352	$106,307	$116,399	$113,864	$88,270

PER COMMON SHARE DATA
Earnings per common share - basic	$1.54	$1.66	$1.81	$1.78	$1.39
Earnings per common share - diluted	1.54	1.65	1.80	1.77	1.38
Cash dividends per common share	0.75	0.75	0.72	0.72	0.72
Book value per common share at end of quarter	67.11	66.39	66.44	64.89	65.82

OUTSTANDING COMMON SHARES
Period-end common shares	63,986	63,668	63,646	63,532	63,011
Weighted-average common shares - basic	63,879	63,652	63,606	63,306	62,940
Dilutive effect of stock compensation	462	445	496	510	311
Weighted-average common shares - diluted	64,341	64,097	64,102	63,816	63,251

SELECTED ANNUALIZED RATIOS
Return on average assets	0.81%	0.90%	1.02%	1.09%	0.86%
Return on average common equity	9.26	9.87	11.18	11.13	8.55
Net interest income to average earning assets (1)	2.31	2.47	2.65	2.72	2.82

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$15,984	$16,189	$17,246	$17,684	$17,945
Earning assets	46,008	43,980	42,916	39,804	38,262
Total assets	48,897	46,774	45,665	42,530	40,963
Non-interest-bearing demand deposits	17,885	16,999	16,456	15,309	15,119
Interest-bearing deposits	23,142	22,117	21,815	20,097	19,010
Total deposits	41,027	39,116	38,271	35,406	34,129
Shareholders' equity	4,400	4,417	4,320	4,295	4,175

Period-End Balance:
Loans	$16,336	$15,833	$16,596	$17,890	$17,481
Earning assets	48,063	44,964	43,943	41,380	39,648
Goodwill and intangible assets	656	656	656	656	657
Total assets	50,878	47,860	46,698	44,047	42,391
Total deposits	42,696	39,613	38,734	36,925	35,016
Shareholders' equity	4,440	4,372	4,374	4,268	4,293
Adjusted shareholders' equity (1)	4,092	4,022	3,961	3,880	3,780

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$248,666	$250,150	$255,288	$261,258	$263,177
As a percentage of period-end loans	1.52%	1.58%	1.54%	1.46%	1.51%

Net charge-offs:	$2,789	$2,115	$1,591	$1,919	$13,565
Annualized as a percentage of average loans	0.07%	0.05%	0.04%	0.04%	0.30%

Non-accrual loans:	$53,713	$57,055	$57,250	$50,976	$61,449
As a percentage of total loans	0.33%	0.36%	0.34%	0.28%	0.35%
As a percentage of total assets	0.11	0.12	0.12	0.12	0.14

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.13%	13.42%	13.60%	13.45%	12.86%
Tier 1 Risk-Based Capital Ratio	13.70	14.01	14.21	14.07	13.47
Total Risk-Based Capital Ratio	15.45	15.90	16.17	16.07	15.44
Leverage Ratio	7.34	7.52	7.60	7.97	8.07
Equity to Assets Ratio (period-end)	8.73	9.14	9.37	9.69	10.13
Equity to Assets Ratio (average)	9.00	9.44	9.46	10.10	10.19

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31,
	2021	2020	2019
CONDENSED INCOME STATEMENTS
Net interest income	$984,867	$976,001	$1,004,005
Net interest income (1)	1,077,315	1,070,937	1,100,586
Credit loss expense (2)	63	241,230	33,759
Non-interest income:
Trust and investment management fees	148,994	129,272	126,722
Service charges on deposit accounts	83,292	80,873	88,983
Insurance commissions and fees	51,548	50,313	52,345
Interchange and card transaction fees	17,461	13,470	14,873
Other charges, commissions and fees	36,836	34,825	37,123
Net gain (loss) on securities transactions	69	108,989	293
Other	48,528	47,712	43,563
Total non-interest income	386,728	465,454	363,902

Non-interest expense:
Salaries and wages	395,497	387,328	375,029
Employee benefits	82,029	75,676	86,230
Net occupancy	107,344	102,938	89,466
Technology, furniture and equipment	112,738	105,232	91,995
Deposit insurance	12,232	10,502	10,126
Intangible amortization	697	918	1,168
Other (2)	171,457	166,310	180,665
Total non-interest expense (2)	881,994	848,904	834,679
Income before income taxes	489,538	351,321	499,469
Income taxes	46,459	20,170	55,870
Net income	443,079	331,151	443,599
Preferred stock dividends	7,157	2,016	8,063
Redemption of preferred stock	—	5,514	—
Net income available to common shareholders	$435,922	$323,621	$435,536

PER COMMON SHARE DATA
Earnings per common share - basic	$6.79	$5.11	$6.89
Earnings per common share - diluted	6.76	5.10	6.84
Cash dividends per common share	2.94	2.85	2.80
Book value per common share at end of quarter	67.11	65.82	60.11

OUTSTANDING COMMON SHARES
Period-end common shares	63,986	63,011	62,669
Weighted-average common shares - basic	63,613	62,727	62,742
Dilutive effect of stock compensation	489	277	700
Weighted-average common shares - diluted	64,102	63,004	63,442

SELECTED ANNUALIZED RATIOS
Return on average assets	0.95%	0.85%	1.36%
Return on average common equity	10.35	8.11	12.24
Net interest income to average earning assets (1)	2.53	3.09	3.75

(1) Taxable-equivalent basis assuming a 21% tax rate.
(2) Prior to 2020, credit loss expense related to off-balance-sheet credit exposures was previously reported as a component of other non-interest expense. In connection with the adoption of a new accounting standard in 2020, such amounts have been reclassified to credit loss expense to make prior periods comparable to the current presentation.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31,
	2021	2020	2019
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$16,770	$17,164	$14,441
Earning assets	43,196	35,248	29,600
Total assets	45,983	37,961	32,086
Non-interest-bearing demand deposits	16,671	13,564	10,358
Interest-bearing deposits	21,802	17,875	16,055
Total deposits	38,473	31,438	26,413
Shareholders' equity	4,359	4,039	3,702

Period-End Balance:
Loans	$16,336	$17,481	$14,750
Earning assets	48,063	39,648	31,281
Goodwill and intangible assets	656	657	657
Total assets	50,878	42,391	34,027
Total deposits	42,696	35,016	27,640
Shareholders' equity	4,440	4,293	3,912
Adjusted shareholders' equity (1)	4,092	3,780	3,644

ASSET QUALITY ($ in thousands)
Allowance for credit losses on loan:	$248,666	$263,177	$132,167
As a percentage of period-end loans	1.52%	1.51%	0.90%

Net charge-offs:	$8,414	$103,435	$33,724
Annualized as a percentage of average loans	0.05%	0.60%	0.23%

Non-accrual loans:	$53,713	$61,449	$102,303
As a percentage of total loans	0.33%	0.35%	0.69%
As a percentage of total assets	0.11	0.14	0.30

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.13%	12.86%	12.36%
Tier 1 Risk-Based Capital Ratio	13.70	13.47	12.99
Total Risk-Based Capital Ratio	15.45	15.44	14.57
Leverage Ratio	7.34	8.07	9.28
Equity to Assets Ratio (period-end)	8.73	10.13	11.50
Equity to Assets Ratio (average)	9.48	10.64	11.54

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	0.15%	0.15%	0.11%	0.10%	0.10%
Federal funds sold	0.22	0.48	0.15	0.24	0.31
Resell agreements	0.25	0.29	0.20	0.15	0.24
Securities	3.08	3.35	3.36	3.41	3.41
Loans, net of unearned discounts	3.89	4.16	4.28	3.87	3.74
Total earning assets	2.36	2.53	2.71	2.78	2.89

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.01	0.01	0.01	0.01	0.02
Money market deposit accounts	0.11	0.10	0.09	0.07	0.07
Time accounts	0.21	0.24	0.32	0.53	0.82
Total interest-bearing deposits	0.07	0.07	0.06	0.07	0.09

Total deposits	0.04	0.04	0.04	0.04	0.05

Federal funds purchased	0.12	0.13	0.08	0.08	0.08
Repurchase agreements	0.10	0.11	0.11	0.09	0.11
Junior subordinated deferrable interest debentures	1.81	1.85	1.87	1.89	1.96
Subordinated notes payable and other notes	4.70	4.70	4.70	4.70	4.70
Total interest-bearing liabilities	0.10	0.10	0.10	0.10	0.13

Net interest spread	2.26	2.43	2.61	2.68	2.76
Net interest income to total average earning assets	2.31	2.47	2.65	2.72	2.82

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$15,549	$15,278	$13,347	$9,865	$7,718
Federal funds sold	31	2	21	5	2
Resell agreements	8	8	8	3	15
Securities	14,436	12,503	12,294	12,247	12,582
Loans, net of unearned discount	15,984	16,189	17,246	17,684	17,945
Total earning assets	$46,008	$43,980	$42,916	$39,804	$38,262

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$11,205	$10,910	$10,882	$9,714	$8,938
Money market deposit accounts	10,823	10,086	9,790	9,245	8,934
Time accounts	1,114	1,121	1,143	1,138	1,138
Total interest-bearing deposits	23,142	22,117	21,815	20,097	19,010

Total deposits	41,027	39,116	38,271	35,406	34,129

Federal funds purchased	27	27	34	41	38
Repurchase agreements	2,368	2,188	2,059	1,840	1,705
Junior subordinated deferrable interest debentures	126	137	136	136	136
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$25,762	$24,568	$24,143	$22,213	$20,988

(1) Taxable-equivalent basis assuming a 21% tax rate.